Exhibit (p) (8)

HGK ASSET MANAGEMENT, INC.

CODE OF ETHICS

The success of HGK depends on public confidence in our integrity and professionalism. To reinforce that confidence, all directors, officers and employees of HGK must always avoid activities, interests or relationships that might interfere with making decisions in the best interest of HGK and its Clients. The interests of our Clients shall be paramount at all times and without reservation. This Code of Ethics re-codifies our existing policies regarding proprietary trading, insider trading and personal trading, and sets forth our policies regarding gifts and entertainment, outside directorships and other business activities, and avoidance of conflicts in ERISA accounts.

SEC rules governing investment companies and investment advisers (Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 under the Advisers Act) require investment advisers to adopt and maintain a code of ethics setting ethical standards for compliance with the securities laws, safeguarding material nonpublic information about clients’ transactions and portfolio holdings, initial and annual reports of securities holdings for employees, and Form ADV Part 2 summary disclosure about our Code of Ethics. HGK has adopted this Code of Ethics to specify and prohibit certain types of transactions deemed to create actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures.

The SEC staff has conducted a number of recent examinations of newly registered advisers to hedge funds, in some cases within only a month or two of their registration. Among the most important lessons learned from these recent examinations are the important of certain basic disclosures in hedge fund offering documents and, in the case of registered adviser, in response to relevant questions in an adviser’s Form ADV Part 2, relating to potential conflicts of interest. An investment adviser should carefully review all potential conflicts of interest between the adviser and the funds and accounts that it manages in order to determine whether all potential conflicts are adequately disclosed to prospective clients and investors. Among the key disclosures that we have found most useful in the context of recent SEC inspections are, if applicable, that an adviser:

•	may charge different fees to different clients;

•	has entered into or may enter into side agreements with investors relating to, among other things, fees, expenses, withdrawal rights, or access to information about portfolio investments;

•	may take into account referrals of clients or investors when selecting brokers to execute transactions for client accounts; and

•	may receive “soft dollar” compensation or benefits within the safe harbor for “research services and products” discussed above.

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1.1    Proprietary Trading

Background and Rationale

HGK’s policy and practice is to NOT engage in any proprietary trading or principal transactions, and our firm’s policy is appropriately disclosed.

Principal transactions are generally defined as transactions where an adviser, acting as principal for its own account or the account of an affiliated broker-dealer, buys from or sells any security to any Client. The SEC also considers cross trades or transactions involving an account or fund which the investment adviser controls to be principal transactions. As a fiduciary and under the anti-fraud section of the Advisers Act, principal transactions by investment advisers are prohibited unless HGK (1) discloses its principal capacity in writing to the Client in the transaction and (2) obtains the Client’s consent to each principal transaction before the settlement of the transaction.

Policies and Procedures

•	The Chief Compliance Officer periodically monitors HGK’s advisory services and trading practices to help insure that no principal transactions or trades to Clients.

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Any change in HGK’s policy must be approved by management, and any principal transactions would only be allowed after appropriate reviews and approvals, disclosures, meeting strict regulatory requirements and maintaining proper records.

2.2    Insider Trading

Background and Rationale

Various federal and state securities laws and Rule 204A of the Advisers Act require every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent the misuse of material, nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.

HGK’s policy prohibits any employee from acting upon, misusing or disclosing any material, non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the Chief Compliance Officer or senior management, and any violations of the HGK’s policy will result in disciplinary action, termination or both.

HGK expressly forbids any director, officer or employee from trading, either personally or on behalf of others, including HGK, on material nonpublic information or communicating material, non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” HGK’s policy applies to every director, officer and employee and extends

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to activities within and outside their duties at HGK. Every director, officer and employee must read and retain this policy statement and must sign an acknowledgement that he or she understands the policy and procedures. Any questions regarding HGK’s policy and procedures should be referred to the Chief Compliance Officer or other designated officer.

The Scope of Insider Trading

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider”) or the communication of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material nonpublic information;

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trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material nonpublic information to others. The elements of insider trading and the penalties for such unlawful conduct are briefly discussed below.

Who is an Insider?

The concept of “insider” is broad. With respect to any particular corporation, it clearly includes directors, officers and employees of that corporation. In addition, a person can be a “temporary insider” if he enters into a special confidential relationship in the conduct of a corporation’s affairs and as a result is given access to information solely for the corporation’s purposes. A temporary insider can include, among others, a corporation’s attorneys, accountants, consultants, outside investment analysts, financial printers and the employees of such organizations. For example, analysts employed by HGK may acquire non-public information concerning a corporation in the course of their examinations of possible portfolio transactions by HGK. As a result, such analysts may be considered to be temporary insiders of that corporation and would therefore be prohibited from acting on the information acquired or recommending such action. In addition, a corporation may become a temporary insider of a corporation it advises or for which it performs other services. According to the U.S. Supreme Court (the “Supreme Court”), a corporation must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

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What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a corporation’s securities. Information that directors, officers and employees should consider material includes, but is not limited to: significant market transactions in a corporation’s securities, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, proposed product developments and extraordinary management decisions. Material information does not have to relate to a corporation’s business. For example, in Carpenter v. U.S. 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various corporations would appear in the Wall Street Journal and whether those reports would be favorable or not.

What is Non-public Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation, or in trade or investment research publications generally available within the financial community, would be considered public.

Bases for Liability.

Fiduciary Duty Theory. In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will either disclose any material nonpublic information or refrain from trading. Chiarella v. United States, 445 U.S. 22 (1980). In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with a corporation through which they gain information (e.g., attorneys or accountants), or they can acquire a fiduciary duty to a corporation’s stockholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the corporation’s stockholders. However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

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Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, noted above, the Supreme Court found that a reporter defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets. Analogous circumstances with respect to HGK could exist if a director, officer or employee used, for his own benefit, information regarding HGK’s portfolio investment decisions or information concerning potential investments gathered by HGK’s analysts. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading.

Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he does not personally benefit from the violation. Possible penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	severe prison sentences

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fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by HGK, including possible dismissal of the person or persons involved.

Identifying Inside Information

Before trading for yourself, HGK or others (including any accounts managed by HGK as investment adviser) in the securities of a corporation about which you may have potential inside information, examine the following matters:

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Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would affect the market price of the securities if generally disclosed?

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Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation, or in trade or investment research publications generally available within the financial community?

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If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer or other designated officer.

•	Do not purchase or sell the securities on behalf of yourself, HGK or others (including any private accounts managed by HGK as an investment adviser);

•	Do not communicate the information inside or outside HGK, other than to the Chief Compliance Officer or other designated officer;

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After the Chief Compliance Officer or other designated officer has reviewed the issue, he or she will inform you whether prohibitions against trading and communication must be continued, or whether it is permissible to trade and communicate the information.

Restrictions on Trading by Directors, Officers and Employees.

All officers, directors and employees of HGK shall obtain written pre-clearance from the Chief Compliance Officer or other designated officer prior to effecting any securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), or trusts of which they are trustees or in which they have a beneficial interest are parties.

The party desiring to execute the type of transaction described above shall complete the “Pre-Clearance Form” (See Attachment A). The Chief Compliance Officer or other designated officer may grant pre-clearance if the trade does not appear to conflict with client transaction or holdings and the Chief Compliance Officer or other designated officer shall promptly notify the officer, director or employee of clearance or denial of clearance to trade.

Notification of approval or denial to trade may be verbally given; however, the Assistant Compliance Officer or other designated officer will maintain a log of all such approvals given, and will compare the log with transactions effected and reported during the quarter, as set forth below in our personal trading policy (the “Personal Trading Policy”). Once pre-clearance is granted to a party, such party may only transact that security for the remainder of the day.

When HGK’s intent or probable intent to purchase or sell securities of a specific corporation becomes known to a director, officer or employee in any manner:

•	No director, officer or employee shall take any market action with respect to the securities of such corporation in his own self-interest or on behalf of anyone other than HGK and its Clients.

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•	Such director, officer or employee shall not impart any information with regard to his knowledge of a proposed or actual investment program of HGK to any outside person.

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Such abstention from (1) market action on the part of such director, officer and employee or (2) the giving of information to another person, should normally be in effect during the period in which such securities are under active consideration as investments by HGK, and for a reasonable period immediately following the end of such period.

Restricting Access to Material, Non-Public Information.

Information in your possession that might be considered as material and nonpublic may not be communicated to anyone, including persons within HGK, expect as provided above. In addition, care should be taken so that such information is secure. For example, access to computer or other files containing material nonpublic information should be restricted.

Resolving Issues Concerning Insider Trading.

If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer or other designated officer before trading or communicating the information to anyone.

Enforcement.

Each director, officer and employee will be requested to acknowledge receipt of a copy of the Code of Ethics. Thereafter, each such person will be asked to sign a statement that during the preceding year that he or she has not knowingly violated the stated policy, and that he will not knowingly violate the stated policy.

Policies and Procedures

•	The insider trading policy is distributed to all employees, and new employees upon hire, and requires a written acknowledgement by each employee.

•	Material, non-public information may not be misused by an adviser or its directors, officers or employees.

•	Material, non-public information may not be disclosed to unauthorized personnel.

•	Portfolio holdings information may be disclosed to a third party only in accordance with the Client’s and adviser’s policies.

•	There may be no unauthorized disclosure of pending transactions and trading strategies to third parties.

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All inquiries from the press must be referred to senior management. Inquiries from the public may be handled by other staff, depending on the nature of the inquiry, but no portfolio information or other material, non-public information may be disclosed.

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All employees must report to a designated person, Chief Compliance Officer or Assistant Compliance Officer all business, financial or personal relationships that may result in access to material, non-public information.

•	The Chief Compliance Officer provides guidance to employees on any possible insider trading situation or question.

•	The Chief Compliance Officer will investigate and report to senior management any possible violation of HGK’s insider trading policy for implementing corrective and/or disciplinary action.

2.3    Personal Securities Trading & Records

Background and Rationale

While affirming its confidence in the integrity and good faith of all its employees, officers and directors, HGK recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its Clients, and that if such individuals engage in personal transactions in securities that are eligible for investment by Clients, these individuals could be in a position where their personal interest may conflict with the interests of the Clients.

HGK’s policy allows employees to maintain personal securities accounts provided that any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with HGK’s fiduciary duty to its Clients and consistent with regulatory requirements.

Each employee must identify any personal investment accounts, obtain pre-clearance for any trades and report all reportable transactions and investment activity to HGK’s Chief Compliance Officer, or other designated officer.

The purpose of the policy is to establish internal controls and supervisory review to detect and prevent possible insider trading, conflicts of interests and possible regulatory violations.

Summary of Policies and Procedures

The detailed policies and procedures governing the Personal Trading Policy are in the following section. A brief summary of these policies and procedures is set forth here:

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All employees must identify any personal investment account and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, upon hire, annually thereafter and upon opening or closing any account.

•	All employees must obtain pre-clearance of all securities transactions for themselves and members of their immediate family.

•	All employees must obtain pre-clearance of all securities transactions for the Strategic Income Fund or any other mutual funds managed, that are or may be advised or sub-advised by HGK.

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Employees must report all required information for covered personal securities transactions on a quarterly basis within 10 days of the end of each calendar quarter to the Assistant Compliance Officer or other designated officer.

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All personal securities transactions are covered except transactions in direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, or shares issued by registered affiliated or unaffiliated open-end investment companies (mutual funds).

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The Assistant Compliance Officer and the Chief Compliance Officer will review all personal investment activity for employee and employee-related accounts for compliance with HGK’s policies, including the insider trading policy, regulatory requirements and HGK’s fiduciary duty to its Clients, among other things.

Details of the Personal Trading Policy

Statement of General Principles

In recognition of the trust and confidence placed in HGK by its Clients and to give effect to HGK’s belief that its operations should be directed to the benefit of the Clients, HGK hereby adopts the following general principles to guide the actions of its employees, officers and directors:

(1) The interests of the Clients are paramount. All of HGK’s personnel must conduct themselves and their operations to give maximum effect to this tenet by conscientiously placing the interests of the Clients before their own.

(2) All personal transactions in Securities by HGK’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of any Client.

(3) All of HGK’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a Client or that otherwise bring into question the person’s independence or judgment.

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General Prohibition Against Fraud, Deceit and Manipulation

•	No Employee shall, in connection with the Purchase or Sale, directly or indirectly, by such person of a Security held or to be acquired by a Client:

•	Employ any device, scheme, or artifice to defraud such Client;

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Make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that would operate as a fraud or deceit upon such Client; or

•	Engage in any manipulative practice with respect to such Client.

Prohibited Purchases and Sales

•	No Investment Personnel may acquire Securities which are part of an IPO.

•	No Employee shall purchase a Security offered in a Limited Offering without the specific, prior written approval of the Chief Compliance Officer.

Pre-Clearance of Transactions

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Except as provided below, each employee must pre-clear each proposed transaction by completing the Pre-Clearance Form (Attachment A) in a Security with the Review Officer prior to proceeding with the transaction. No transaction in a Security shall be effected without the prior approval of the Review Officer. The Review Officer will consult with the appropriate portfolio manager(s) to determine whether any Security sought for pre-clearance is being considered for Purchase or Sale for any Clients, or if there are any other circumstances indicating that a personal trade in such Security might create the appearance of a conflict of interest. Pre-clearance of a Security transaction is valid for that day only.

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A record of employees’ failures to pre-clear and report a Security transaction with the Review officer will be kept by the Chief Compliance Officer. The third and fourth time such employee fails to pre-clear or report a Security transaction, such employee shall be suspended for two days without pay and five days without pay, respectively. If such employee shall fail to pre-clear or report a Security transaction a fifth time, such employee shall be prohibited against trading for a period of six months or such employee’s employment shall be terminated.

•	The following transactions generally shall be approved by the Review Officer:

1.	Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Client and which are otherwise in accordance with Rule 17j-1 of the 1940 Act. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security that is being considered for Purchase or Sale by a Client (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion.

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2.	Purchase or Sale of a Security that is not eligible for Purchase or Sale by a Client as determined by reference to the 1940 Act, other applicable laws, rules or regulations, the investment objectives and policies and investment restrictions of the Client and any undertakings made to regulatory authorities.

3.	Transactions that the officers of HGK, as a group and after consideration of all the facts and circumstances, determine to present no reasonable likelihood of harm to a Client.

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In determining whether to grant approval for the purchase of a Security offered in a Limited Offering, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to the employee by virtue of his or her position with HGK.

•	Exceptions: The pre-clearance requirement shall not apply to the following transactions unless in connection with a Limited Offering or an IPO:

1.	Purchase or Sale of a Security over which the employee has no direct or indirect influence or control.

2.	Purchase or Sale of a Security that is non-volitional on the part of the employee, including Purchase or Sale upon exercise of puts or calls written by the employee and sale from a margin account pursuant to a bona fide margin call.

3.	Purchase of a Security that is a part of an automatic reinvestment plan, including a dividend reinvestment program.

4.	Purchase of a Security effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

NOTE: These exceptions to the pre-clearance requirement shall not apply to requests for approval to Purchase a Security in an IPO or a Limited Offering.

Reporting and Compliance Obligations

•	The Review Officer shall create and thereafter maintain a list of all employees.

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Each employee must direct each brokerage firm or bank at which the employee maintains a Securities account to promptly send duplicate copies of such person’s account statement and brokerage confirmations promptly to the Review Officer in lieu of a Quarterly Report. Compliance with this provision can be effected by the employee providing duplicate copies of all such statements and confirmations directly to the Review Officer within two business days of receipt by the employee.

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•	Annual compliance certification and questionnaire: Every employee shall certify annually that he or she:

•	has received and read this Code of Ethics and Policies and Procedures Manual;

•	understands the policies and procedures in the Code of Ethics;

•	recognizes that he or she is subject to such policies and procedures in the Code of Ethics;

•	has fully complied with the Code of Ethics;

•	has fully disclosed any exceptions to his or her compliance with the Code of Ethics; and,

•	has disclosed and reported all personal Securities transactions and personal securities accounts required to be disclosed or reported.

Reports

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Initial Holdings Reports: Every employee must provide to the Review Officer a complete listing of any Security (including the number of shares of such Security) owned by such person, as well as all personal securities accounts, within ten days of becoming an employee. Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control.

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Annual Holdings Reports: On an annual basis, each employee must submit to the Review Officer a listing of all Securities beneficially owned by such person, as well as all personal securities accounts. The list must be current as of a date no more than 30 days before the report is submitted and must be received within 30 days of the end of the calendar year. Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control.

•	Quarterly Reports:

•	In the event the employee has no reportable items during the quarter, the report should be so noted and returned signed and dated.

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Each employee shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. Reports shall be filed with the Review Officer quarterly. Each employee must also report any personal securities accounts established during the quarter. The Review Officer shall submit confidential quarterly reports with respect to his own personal Securities transactions to an officer designated to receive his or her reports, who shall act in all respects in the manner prescribed herein for the Review Officer. Such reports need not show (1) transactions effected for, or Securities held in, personal securities

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accounts which the person has no direct or indirect influence or control or (2) transactions effected pursuant to an automatic investment plan.

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An employee need not submit a Quarterly Report if the report would duplicate information in broker trade confirmations or account statements received by the Review Officer, provided that all required information is contained in the broker trade confirmations or account statements and is received by the Review Officer no later than ten days after the end of the calendar quarter.

•	Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

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The date of the transaction, the title ,the exchange ticker symbol or CUSIP number, if applicable, the interest rate and maturity (if applicable), the number of shares and principal amount of each Security involved;

•	The nature of the transaction (i.e., purchase, sale of any other type of acquisition or disposition);

•	The price the Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected;

•	The date the report is submitted by the employee; and

•	With respect to any personal securities account established during the quarter, the broker, dealer or bank with whom the account was established, and the date the account was established.

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Any of these reports may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

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Every employee shall report the name of any publicly-traded company (or any company anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1 % of HGK’s outstanding shares.

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Every employee who owns Securities acquired in a Limited Offering shall disclose such ownership to the Review Officer if such person is involved in any subsequent consideration of an investment in the issuer by a Client. HGK’s decision to recommend the purchase of such issuer’s Securities to a Client will be subject to independent review by Investment Personnel with no personal interest in the issuer.

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Review and Enforcement

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The Review Officer’s Duties and Responsibilities. The Review Officer shall notify each person who becomes an employee and who is required under this Code of Ethics to provide reports, of his or her reporting requirements no later than ten days before the first quarter in which such person is required to begin reporting.

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The Review Officer will, on a quarterly basis, compare all pre-clearance confirmations, account statements and other reports received with a list of Securities being considered for Purchase or Sale on behalf of any Client to determine whether a violation of this Code of Ethics may have occurred. The Review Officer will prepare a report each quarter for the Chief Compliance Officer’s review. Another senior officer will be designated to review any personal trading activity by the Chief Compliance Officer.

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Before determining that a person has violated the Code of Ethics, the Review Officer shall give such person an opportunity to supply additional explanatory material. If the Review Officer determines that a violation has occurred, or believes that a code violation may have occurred, the Review Officer must submit a written report regarding the possible violation, together with any confirmations, account statements or other reports and any additional explanatory material provided by the employee, to the employee’s primary supervisor, the Chief Compliance Officer and legal counsel for HGK, who shall make an independent determination as to whether a violation has occurred. If the primary supervisor is unable to review the transaction, the alternate supervisor shall act in all respects in the manner prescribed herein for the primary supervisor.

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If the primary or alternate supervisor finds that a violation has occurred, the supervisor in consultation with the Chief Compliance Officer shall impose upon the individual such sanctions as he or she deems appropriate.

Annual Written Reports to the HGK Board

•	HGK will provide an annual written report (the “Annual Report”) to the HGK Board as follows:

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Issues Arising Under the Code of Ethics. The report must describe any issue(s) that arose during the previous year under the Code of Ethics, including any material violations, and any resulting sanction(s). HGK may report to the HGK Board more frequently as it deems necessary or appropriate and shall do so as requested by the HGK Board.

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Certification. Each report must be accompanied by a certification to the HGK Board that HGK has adopted procedures reasonably necessary to prevent its employees from violating this Code of Ethics (See Attachment B).

Recordkeeping

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HGK shall maintain records set forth below. These records will be maintained in accordance with the 1940 Act and the following requirements. They will be available for examination by representatives of the SEC and other regulatory agencies.

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A copy of this Code of Ethics and any other Code of Ethics adopted by HGK under Rule l7j-l of the 1940 Act, which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

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A record of any violation of the Code of Ethics and any action taken as a result of such violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

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A copy of each Quarterly Report, Initial Holdings Report, and Annual Holdings Report submitted in accordance with the Code of Ethics, including any information provided in lieu of any such reports made under the Code of Ethics, will be preserved for a period of at least five years from the end of the fiscal year on which it is made, for the first two years in an easily accessible place.

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A record of all persons, currently or within the past five years, who are or were required to submit reports under the Code of Ethics, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

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A copy of each Annual Report required by the Code of Ethics must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

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A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or a Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

Miscellaneous

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Confidentiality. All reports and other confirmations and reports of Securities transactions, and other information filed with HGK pursuant to this Code of Ethics, shall be treated as confidential, provided such reports and information may be produced to the SEC and other regulatory agencies.

•	Interpretation of Provisions. HGK may from time to time adopt such interpretations of this Code of Ethics as it deems appropriate.

•	Compliance Certification. Within ten days of becoming an employee of HGK, and each year thereafter, each such person must complete the Compliance Certification (See Attachment C).

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•	Indirect Compensation Reporting Certification. Each year, employees must complete an Indirect Compensation Reporting Certification in relation to Plan clients (See Attachment D).

1.4    Gifts and Entertainment

Background and Rationale

The receipt or giving of gifts, and the receipt or provision of business entertainment, in the form of social events, hospitality events, charitable events, sports events, meals or leisure activities (“Business Entertainment”), present the potential for creating conflicts of interest. At the same time, such activities may in appropriate circumstances be useful means for building and maintaining relationships with Clients, vendors and other persons or companies with whom HGK does business. Accordingly, it is appropriate that reasonable limits be placed on these activities, and that due consideration should be given and in some cases disclosures should be made to avoid the appearance of conflict. Lavish events, i.e., those that would appear to the average person as extravagant or would otherwise present the appearance of a conflict of interest, should be avoided. In some cases it may be appropriate for spouses to be included in the event. It is recognized that some events, such as golf outings, fishing or other sporting events, a meal and theater tickets, may be expensive without being lavish or extravagant.

In addition, the Labor Management Reporting and Disclosure Act of 1959 (the “LMRDA”) imposes certain disclosure and record-keeping obligations upon advisers in connection with providing gifts or Business Entertainment to any labor union, union officials, union employees or pension plan trustees appointed by a union (collectively, “Union Representatives”), unless such gifts or Business Entertainment do not exceed certain thresholds. Since our Clients include Taft-Hartley funds, we will need to file annual statements on Form LM-10 with the United States Department of Labor (“DOL”) to the extent that we provide Business Entertainment or gifts to Union Representatives and must comply with certain record-keeping obligations.

Policies and Procedures — General

•	Employees may not accept gifts of cash or cash equivalents in connection with their employment at HGK, or any other gifts valued in excess of $100.

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Employees may attend or provide meals, entertainment or sporting events, but should avoid any lavish or extravagant meals or events, which would present the appearance of a conflict of interest or an attempt to exert undue influence.

•	Employees may not accept or provide airfare or other forms of air transportation for attendance at any such events.

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Normally, employees should not provide tickets to an event unless (a) an HGK employee is present or (b) the tickets were owned by HGK or an employee as part of a season ticket package. In the event of circumstances where this is not possible or feasible, the Chief Compliance Officer should be notified.

•	Special considerations may apply to events accompanied by a conference or business meeting. In such cases the employee should consult the Chief Compliance Officer for guidance.

Policies and Procedures — LMRDA Compliance

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HGK shall file a report with the DOL on Form LM-10 within 90 days of the conclusion of our fiscal year if any of our employees have provided gifts or Business Entertainment to any Union Representative during such fiscal year which, in the aggregate, exceeds $250. In computing the $250 requirement, each separate gift or Business Entertainment shall be aggregated for purposes of calculation whether a union official has received in excess of $250.

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Form LM-10 shall be signed by the President and contain the following with respect to each Union Representative provided with gifts or Business Entertainment in excess of $250 during such fiscal year: (1) the date and amount of each payment; (2) the name, address and position of each person to whom Business Entertainment or a gift was furnished; and (3) an explanation of the circumstances of each payment made.

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Record-Keeping: Section 206 of the LMRDA requires all individuals obligated to file reports on Form LM-10 to maintain applicable records relating to the furnishing of gifts or Business Entertainment to Union Representatives, including vouchers, worksheets and receipts, for a period of at least five years after such reports have been filed.

Primary responsibility for compliance: All employees.

Responsibility for Monitoring and Review: Chief Compliance Officer

2.5    Outside Employment, Directorships and Other Business Activities

Background and Rationale

Outside employment, directorships and other business activities of advisory personnel present special considerations to deal with avoiding actual or potential conflicts of interest. Some such activities may be perfectly appropriate and present no conflicts with the business or Clients of HGK. Nevertheless, all such arrangements should be carefully considered, and some restrictions on the nature and degree of such activities may be imposed.

Policies and Procedures

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Outside employment at a broker dealer is prohibited, and directorships or other business activities are permitted only with the written permission of the Chief Compliance Officer or other designated officer.

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•	An employee that seeks to perform outside activity must submit a written request to the Chief Compliance Officer by completing the Request for Approval for Outside Activity Form (See Attachment E).

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The Chief Compliance Officer will review the proposed activity and will only give permission for the activity when there is no conflict of interest, or under conditions that eliminate any such conflict.

•	Permissions to engage in outside directorships or other business activities will be documented in the employee’s personnel file.

Primary responsibility for compliance: All employees.

Responsibility for Monitoring and Review: Chief Compliance Officer

2.6    Employment by Multiple Registered Investment Advisers.

If an employee of the Company is employed by and/or is a consultant to one or more registered investment advisors that are not (i) wholly and/or (ii) principally and/or (iii) majority owned by the Company (collectively, the “non-Company”), then that employee shall be subject to certain rules and restrictions.

If a consultant of the Company is employed by and/or is a consultant to one or more non-Companies, then the Company shall direct that the consultant take certain actions to ensure that all of its compliance measures are followed and the appropriate controls are put into place. The consultant and Company shall agree as to the specific compliance procedures, including following the regulations of this manual, based upon the activity and scope of work of the consultant. If the employee comes into material non-public information through its employment at the non-Company, then they must report any such information to the Company’s Chief Compliance Officer and its purchases of any such security must be restricted accordingly.

Policies and Procedures

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If an employee trades marketable securities and/or has the ability of directing trades then the Chief Compliance Officer may request the employee submit, with the clients’ names removed, all securities trades made at the non-Company to the Chief Compliance Officer upon the close of every month; at which time the Chief Compliance Officer shall examine the trading activity of the employee at the non-Company and cross check it to the Company trades. If there is substantially similar activity that is of a proprietary nature and cannot be substantiated in writing by the employee, the Company will ask the employee to cease from trading in the Company’s accounts.

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Regardless of his or her activity at the non-Company, if the employee has no substantial connection and/or nexus and/or involvement with the trading of marketable securities at the Company the employee shall (i) not have access to the Company’s trading platform and/or any other current to-date proprietary information that would impact the employee’s decision to purchase a certain security; and/or (ii) deliver to the Company at the

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end of every calendar quarter, an affirmative statement that the employee has neither engaged in nor been privy to any of the Company’s proprietary trading activity or proprietary information. If the employee learns of any material non-public information through its employment at the Company, then he or she must report such information to the Company’s Chief Compliance Officer and his or her purchases of any such security must be restricted accordingly. In connection with the foregoing, the employee shall not have access to the Company’s trading system and will have separate office and/or be physically separated from trading activity.

Primary responsibility for compliance: All employees.

Responsibility for Monitoring and Review: Chief Compliance Officer

2.7	Avoiding Conflicts Of Interest in ERISA Accounts

Other considerations may apply in particular circumstances, for example, when dealing with representatives of Clients with Taft-Hartley funds. These considerations and procedures are described in the Code of Ethics, and all employees must adhere to these restrictions and procedures.

This policy statement sets forth guidelines to follow whenever HGK solicits portfolio management business from a pension or benefit plan (hereafter, a “Plan”), when an employee of HGK is related to a trustee or other fiduciary of a Plan whose account that employee may solicit, or whose account may be managed in part or in whole by that employee, or when there are other circumstances where it is imperative to avoid any conflict of interest issues.

It is important to recognize at the outset that in addition to eliminating any actual conflict of interest, every precaution should be taken to avoid even the appearance of such a conflict. The appearance of a conflict, even when an actual conflict does not exist, can trigger further inquiries by regulators, such as the DOL, and other government agencies. It is also important that the steps taken to avoid a conflict and the appearance of a conflict be appropriately documented, so that in the event there is an inquiry, HGK’s interests are adequately protected and its bona fide efforts to avoid conflict can be easily demonstrated.

The DOL’s reporting requirements require service providers, such as a private investment fund, to disclose monetary and non monetary compensation paid by a Plan (or in connection with services rendered to the Plan) on Form 5500, Schedule C. The Plan must identify all service providers that receive more than $5,000 in compensation.

The principal procedural steps that should be undertaken to avoid conflict of interest issues are:

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The trustee or other fiduciary who is related to the employee must recuse himself or herself from any deliberation, discussion or decision-making on whether HGK should be engaged to manage a portfolio for a Plan. For the protection of both the Plan and HGK, this recusal should be reflected in the minutes of the meetings of such Plan’s trustees at which the proposal is presented and considered, and should be communicated to HGK, either through a copy of the relevant portion of the minutes, or by separate communication from such Plan or its attorneys.

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The remaining trustees or other fiduciaries, and any professionals a Plan has engaged to evaluate the proposal, must be informed of the nature of the relationship and the employee’s duties, if any, with respect to such Plan’s portfolio. Again, for the protection of both the Plan and HGK, the fact that the remaining trustees or other fiduciaries and their professionals have been so informed should be reflected in the minutes and communicated to HGK through one or more of the means described above.

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HGK should obtain assurance that no part of the fees paid to HGK or the compensation paid to the employee will be paid, directly or indirectly, to any trustee, officer or other fiduciary of a Plan. Where feasible, a provision to this effect should be included in the employee’s contract with HGK. Where this is not feasible, or when the contract is already in existence and cannot be changed, HGK should obtain a certification or attestation from the employee that he or she has not and will not pay or promise to pay, any portion of the fees payable to HGK, or of the employee’s compensation, directly or indirectly, to any trustee, officer or other fiduciary of such Plan. The employee’s contract should provide for termination if the employee transfers anything of value directly or indirectly to any fiduciary of the Plan in question, and that the employee will be held liable to HGK for any damages it suffers including any attorneys’ fees and litigation costs incurred if the employee effects such a transfer. Because of the variable nature of familial relationships, particularly when family members engage in investment or business transactions together, it is important to scrupulously avoid any suggestion or appearance that the employee has engaged in any transaction with any trustee, officer or other fiduciary (including but not limited to his or her relative) that could be considered a payment or transfer of anything of value in return for the acquisition of such Plan’s portfolio.

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The compensation to be paid to HGK’s employee should be reflected in a detailed employment contract, the terms of which should be similar in scope and compensation level with other employees similarly situated, both within HGK and in the industry. For example, the employee’s base compensation should be commensurate with that of other employees with similar experience and responsibilities, and any additional compensation such as bonuses, commissions or finder’s fees should be included only if they are similar to other employees within HGK and in the industry.

Other factors that can and will be considered by the DOL, other regulators or other government offices in evaluating whether a conflict or appearance of a conflict exists include:

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Whether the employee has the educational and/or work experience that specifically qualifies him or her to perform the duties for the position for which HGK has engaged him or her. Such education and experience might include sales, marketing, operations, compliance, accounting, legal or other relevant areas. If the employee will be performing any continuing duties with respect to the Plan in question, it would be important to disclose the employee’s background and experience, particularly in the investment field, whether he has any prior history working for such Plan or any union associated with such Plan, the nature of any relationship he or she has to any of that Plan’s (or union’s) trustees or officers, and the nature of his or her employment with HGK.

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Whether the employee has other responsibilities with respect to soliciting and/or managing other portfolios. This is important to show that the employee is not dedicated solely or disproportionately to soliciting and/or managing the portfolio of the Plan in question. HGK and the employee should document his or her activities with respect to all Clients or potential Clients on whose accounts on which the prospective employee works, to establish that he or she has the same duties and obligations for other Clients that he or she has toward the Plan in question and that those duties and obligations are shared by other employees and managers at HGK in accordance with the usual practice. There should be a periodic review of the employee’s activities with all Clients, particularly regarding the Plan in question, to ensure they are all appropriate and related to furthering the interests of such Plan and its participants.

•	Whether HGK, an employee, or any affiliates or subcontractors have received direct or indirect compensation from a Plan or sources other than the Plan in connection with services provided to the Plan.

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Whether the process followed by a Plan in connection with the proposal is consistent with its normal practice with respect to the selection of investment managers generally. For example, if a Plan normally obtains the advice of independent advisers or consultants with respect to the selection of investment managers, the proposal should be presented consistently with their normal procedure, and HGK should obtain the recommendation of the independent advisers or consultants. Similarly, if a Plan normally considers allocation of portions of its portfolios at a particular time of year or in a particular manner, any deviation from these norms can trigger further inquiry about the nature of the relationship.

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Whether the fee structure in the proposal is consistent with both HGK’s and such Plan’s normal fee structures. In the case of HGK, the proposed fee structure should be consistent with the fees HGK charges other plans for similar portfolios. In the case of a Plan, any indication that a Plan is agreeing to a fee structure higher than that of its other investment managers must be substantially justified because it (1) will likely raise suspicion and (2) can trigger further inquiry by the DOL or other governmental office.

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Whether HGK’s performance on behalf of other, similar portfolios provides adequate basis for a Plan’s trustees to award a portion of its portfolio to HGK. Any suggestion that a Plan has awarded a portion of its portfolio management to a firm with substantially lower performance results than its other investment managers will similarly appear suspicious and can trigger an inquiry.

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Bearing these factors in mind, there are a variety of means for ensuring that HGK is adequately protected, and can either avoid or can respond quickly and definitively to any inquiry or investigation regarding a possible conflict of interest in connection with the solicitation or management of a portfolio for a pension or benefit plan covered by ERISA. First, HGK can seek an advisory opinion from the DOL, if there is sufficient time in advance of the presentation or the trustees’ deliberations on the proposal. When this option is not available, as noted above, HGK can ask for a copy of the minutes of a Plan’s meetings at which the necessary recusal and disclosures have been made. It will be up to the Plan in question to decide whether it will share those minutes with you.

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In the event a Plan chooses not to provide HGK with a copy of the minutes, HGK can also ask that such Plan or its attorneys advise HGK that the necessary steps have been taken and disclosures made. It is also in such Plan’s interest to properly document the measures it has taken to eliminate any suggestion of a conflict of interest, and assuming they have done so, they should be willing to so advise you. In the event none of these options is available for whatever reason, HGK can itself write to the trustees of such Plan and document that it is HGK’s understanding that the appropriate actions have been taken.

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